Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800  East

Dallas,  Texas 75244

February 27, 2017

Callon Petroleum Company

200 North Canal Street

Natchez, Mississippi 39120

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the references to us and to our reserves reports for the years ended December 31, 2014, 2015, and 2016 in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2016, references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, to references to our third-party letter report dated January 23, 2017, containing our opinion on the proved reserves attributable to certain properties that Callon Petroleum Company has represented that it owns, as of December 31, 2016 (our Report), and to the inclusion of our Report as an exhibit in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to all such references and to the incorporation by reference of our Report in the Registration Statements to be filed by Callon Petroleum Company on its Form S-3 (Nos. 333‑210612 and 333-202038) and Form S-8 (Nos. 333-109744, 333-176061, 333-100646, 333-188008, and 333-212044).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716